Exhibit 99.1

Name and Address of Reporting Person:	Valinor Management L.P.
510 Madison Avenue, 25th Floor
New York, NY 10022

Issuer Name and Ticker or Trading Symbol:	NextDecade Corporation [NEXT]

Date of Earliest Transaction to be Reported
(Month/Day/Year):	April 11, 2018

Footnotes to Form 4

(1)  Represents the number of shares payable by the Issuer as the backstop fee pursuant to that certain Backstop Agreement, dated April 11, 2018, by and between Valinor Management, L.P. (“Valinor Management”) and the Issuer entered into in connection with a private offering by the Issuer of convertible preferred equity and warrants.

(2)  Represents 4,510,949 shares directly held by Valinor Capital Partners, L.P. (“Valinor Capital”) (including 685,784 shares issuable pursuant to that certain Agreement and Plan of Merger, dated April 17, 2017, by and among Harmony Merger Corporation, Harmony Merger Sub, LLC, NextDecade, LLC and certain members of NextDecade, LLC and entities affiliated with such members (the “Merger Agreement”) upon the satisfaction of certain milestones).   Valinor Management serves as investment manager to Valinor Capital. David Gallo is the Founder, Managing Partner, and Portfolio Manager of Valinor Management and is the managing member of Valinor Associates, LLC (“Associates”), which serves as general partner to Valinor Capital.  Each of Valinor Management, Associates and David Gallo may be deemed to beneficially own the securities held by Valinor Capital and each of Valinor Management, Associates and David Gallo disclaims beneficial ownership of the reported shares, except to the extent of its or his pecuniary interest.

(3)  Represents 12,834,707 shares directly held by Capital Partners Offshore Master (including 1,862,143 shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones).  Valinor Management serves as investment manager to Capital Partners Offshore Master.  David Gallo is the Founder, Managing Partner, and Portfolio Manager of Valinor Management and is the managing member of Associates, which serves as general partner to Capital Partners Offshore Master.  Each of Valinor Management, Associates, and David Gallo may be deemed to beneficially own the securities held by Capital Partners Offshore Master and each of Valinor Management, Associates and David Gallo disclaims beneficial ownership of the reported shares, except to the extent of its or his pecuniary interest.

Joint Filer Information

Name of Joint Filer:	Valinor Capital Partners Offshore Master Fund, L.P.

Address of Joint Filer:	c/o Valinor Management L.P.
510 Madison Avenue, 25th Floor
New York, NY 10022

Relationship of Joint Filer to Issuer:	10% Owner; Director

Issuer Name and Ticker or Trading Symbol:	NextDecade Corporation [NEXT]

Date of Earliest Transaction to be Reported
(Month/Day/Year):	April 11, 2018

Designated Filer:	Valinor Management L.P.

Signature:

Valinor Capital Partners Offshore Master Fund, L.P.

/s/ David Angstreich
Name:	David Angstreich
Title:	Chief Operating Officer

April 13, 2018

Date